Exhibit 3.36

LIMITED LIABILITY COMPANY AGREEMENT

OF

PAS INTERNATIONAL, LLC

This Amendment No. 1 (the “Amendment”) to the Limited Liability Company Agreement of PAS International, LLC, a Delaware limited liability company (the “Company”), dated as of February 18, 2000 (the “LLC Agreement”), is made as of August    , 2004, by PanAmSat International Systems Limited, as the sole member of the Company (the “Member”) and James Cuminale, as a manager of the Company (the “Manager”).

RECITAL

WHEREAS, the Member and the Manager consider it to be in the interest of the Company to provide for certain amendments to be made to the LLC Agreement in the manner and as more fully set forth herein;

NOW, THEREFORE, the Member and the Manager hereto agrees as follows:

1.             Article III is hereby amended by inserting a new Section 3.4 after Section 3.3 thereof:

“Section 3.4 Interests as Securities.  The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code of the State of New York.  Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in PAS International Systems, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”

2.             Except as so modified pursuant to this Amendment, the LLC Agreement is ratified and confirmed in all respects.  This Amendment shall be effective as of the date hereof.

3.             This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of August   , 2004.

PANAMSAT INTERNATIONAL SYSTEMS LIMITED, as the Member

By:	/s/ Michael J. Inglese
	Name:	Michael J. Inglese
	Title:	Executive Vice President and Chief Financial
Officer

By:	/s/ James W. Cuminale
	Name:	James W. Cuminale
	Title:	Manager